Exhibit 99.1

Brandywine West, 1521 Concord Pike, Suite 301 Wilmington, DE 19803

N E W S  R E L E A S E

FOR IMMEDIATE RELEASE	CONTACT: Elise A. Garofalo Director of Investor Relations 302-778-8227

GrafTech International Reports Third Quarter Results

        Wilmington, DE – October 23, 2003 – GrafTech International Ltd. (NYSE:GTI) today announced financial results for the third quarter ended September 30, 2003.

3rd Quarter Highlights
o	Net income was $6 million, or $0.09 per diluted share, versus a net loss of $(5) million, or $(0.08) per diluted share in 3Q02.

o	Net income before $1 million of other expense, net (before and after tax) was $7 million, or $0.10 per diluted share. (See attached comparative reconciliation of earnings per share.) This was higher than GTI’s guidance primarily due to a lower than expected effective tax rate for 2003 and higher than normal benefits from interest rate risk management activities.

o	Net sales increased 15 percent to $173 million versus 3Q02; Gross profit increased over 20 percent to $41 million versus 3Q02.

o	EBITDA was $23 million versus $14 million in 3Q02. (See attached reconciliation of EBITDA.)

o	The effective tax rate year to date for 2003 improved to 35 percent from 40 percent. 3Q03 includes approximately $0.02 per diluted share, or $2 million of net income, for the 1Q03 and 2Q03 cumulative benefit. (See attached comparative reconciliation of earnings.)

o	GTI raised $190 million of net proceeds from the sale of 25.3 million shares of common stock, all of which was utilized to pay down debt, in October. Pro forma for this offering, net debt at the end of 3Q03 would have been $509 million and GTI’s Euro 200 million revolving credit facility would have been undrawn. (See attached reconciliation of net debt.)

o	AET received the prestigious R&D 100 Award, which recognizes new, commercialized products that exhibit a step change in performance in the industries they serve, for an eGRAF™ electronic thermal management product.

o	GTI was awarded two cash grants in October totaling $1.4 million from the State of Ohio to advance fuel cell technologies and develop mass production processes for fuel cell commercialization.

        Craig Shular, Chief Executive Officer of GTI, commented, “We are pleased to have made significant progress on several critical objectives we set out at the beginning of 2003: returning to profitability, commercializing advantaged technologies and de-leveraging our Company. We have been able to return to profitability through increasing sales, ongoing cost savings activities and de-leveraging actions. Our year over year performance has improved significantly as a result of our teams’ actions and we look forward to continuing this trend into 2004. This quarter, we announced the accelerated commercialization of our electronic thermal management (ETM) products. ETM revenues are expected to be $2 million in 2003, as compared to a half million dollars in 2002, and then grow to $8 million in 2004. Lastly, we concluded a very successful equity offering. Our significantly improved capital structure positions GTI to execute on its business strategies to maximize shareholder value.”

Synthetic Graphite Line Of Business
(Graphite electrodes, cathodes and advanced graphite products)

        The synthetic graphite line of business had net sales of $155 million in the 2003 third quarter as compared to $136 million in the 2002 third quarter. The increase was primarily due to higher prices and sales volume of graphite electrodes, including the benefit of net changes in currency exchange rates. The average sales revenue per metric ton of graphite electrodes in the 2003 third quarter was $2,340 as compared to $2,107 in the 2002 third quarter. Graphite electrode sales volume was 49.8 thousand metric tons, 8 percent higher than in the same period in 2002. Lower net sales of cathodes due to order patterns partially offset the increase in graphite electrode net sales.

        Gross profit for the synthetic graphite line of business was $37 million in the 2003 third quarter, 18 percent higher than in the same period in 2002. The increase in gross profit was primarily due to higher graphite electrode net sales and improved productivity throughout the production network. These improvements were partially offset by lower net sales of cathodes, higher energy costs and the negative impact of net changes in currency exchange rates on costs. Gross margin was 23.7 percent as compared to 22.9 percent in the 2002 third quarter.

Other Lines Of Business

(Natural graphite (AET) and advanced carbon materials lines of business – Note that this segment has been restated for current and prior periods to exclude GTI’s composite tooling business that was sold in June 2003.)

        Net sales for GTI’s other businesses totaled $18 million for the 2003 third quarter as compared to $13 million in the 2002 third quarter. Gross profit increased to $4 million, or 23.5 percent of net sales, as compared to $2 million, or 14.9 percent of net sales, in the 2002 third quarter. Net sales and gross profit increased primarily due to higher net sales and margins in the advanced carbon materials line of business.

Corporate

        Selling, general and administrative and research and development expenses were $24 million in the 2003 third quarter as compared to $23 million in the 2003 second quarter. Cost savings programs, including the redesign of employee benefit plans and the streamlining of GTI’s organizational structure, resulted in a $1 million reduction of these costs from the 2003 second quarter, which was offset primarily by costs associated with the continued implementation of global work process changes. These global work process changes, which are planned to contribute to GTI’s cost savings targets in 2004 and 2005, include the implementation of shared service centers and related information systems targeted for completion by the end of 2004.

        Other expense, net, was $1 million in the 2003 third quarter and consisted primarily of non-recurring items. Net currency impacts, including the impact of currency on euro-denominated intercompany loans, were nominal.

        Interest expense was $9 million in the 2003 third quarter, $4 million lower than in the 2003 second quarter due primarily to increased benefits from interest rate risk management activities, including higher than normal benefits associated with 2003 third quarter debt for equity exchanges, and de-leveraging activites. As a result of GTI's recent public offering, 2003 fourth quarter interest expense is expected to remain at 2003 third quarter levels.

        The effective income tax rate improved from previous guidance of 40 percent to approximately 35 percent for the 2003 third quarter and 2003 year to date. The lower effective rate was due to improving profitability in lower tax jurisdictions and shifts in production and sourcing that GTI has made to maximize cash profitability.

        Net debt was $699 million at September 30, 2003, consistent with prior guidance. Net cash used in operations was $29 million, mainly due to GTI’s semiannual (August) senior note interest payment of $24 million. Capital expenditures were $9 million in the 2003 third quarter. Pro forma for the $190 million of net proceeds from GTI’s public offering, net debt at September 30, 2003 would have been $509 million. (See attached net debt reconciliation.) As a result of the offering, GTI now has 92.9 million shares outstanding.

Cost Savings

        GTI’s cost savings program targets $30 million of cumulative recurring annual cost savings by the end of 2003, $16 million more than in 2002. During 2003, GTI realized benefits from improved productivity from its graphite electrode manufacturing facilities, the redesign of its benefit plans, the streamlining of its organizational structure, interest rate risk management activities, de-leveraging and its corporate, legal and tax realignment. GTI is on target to deliver the $16 million of incremental savings in 2003, despite continued higher energy costs.

Outlook

     Mr.   Shular commented on the outlook, “2003 fourth quarter earnings are expected to be $0.07 — $0.09 per share (excluding restructuring charges, gain on sale of discontinued operations and other income/expense net). Graphite electrode sales volume is expected to be 50-51 thousand metric tons. We continue to run our facilities at capacity to meet demand.”

     Mr.   Shular continued, “We expect to generate positive cash from operations of up to $30 million, before approximately $10 million of capital expenditures, in the 2003 fourth quarter. We also expect an additional $10 million of net cash proceeds from asset sales. Asset sales for the year are expected to total $30 million. As a result, we are pleased to report that our year end net debt is expected to be below $500 million, which would represent GTI’s lowest net debt level as a public company.”

In conjunction with this earnings release, you are invited to listen to our earnings call being held today at 11:00 a.m. EDT. The dial-in number is 800-218-0530 for domestic and 303-205-0033 for international. If you are unable to listen to the live call, the call will be archived and available for replay within one day of the original broadcast on our website at www.graftech.com under the Investor Relations section.

GrafTech International Ltd. is one of the world’s largest manufacturers and providers of high quality synthetic and natural graphite and carbon products and related technical and research and development services, with industry leading customers in more than 70 countries. We manufacture graphite electrodes and cathodes, products essential to the production of electric arc furnace steel and aluminum. We also manufacture thermal management, fuel cell and other specialty graphite and carbon products for, and provide services to, the electronics, power generation, semiconductor, transportation, petrochemical and other metals markets. We are the leading manufacturer in all of our major product lines, with 13 state of the art manufacturing facilities strategically located on four continents. GRAFCELL™, GRAFOIL®, and eGRAF™ are our trademarks. For additional information on GrafTech International, call 302-778-8227 or visit our website at www.graftech.com. For additional information on our subsidiary, Advanced Energy Technology Inc., call 216-529-3777.

NOTE ON FORWARD-LOOKING STATEMENTS: This news release and any related calls or discussions may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These include statements about such matters as: future production and sales of products that incorporate our products or that are produced using our products; future prices and sales of and demand for our products; future operational and financial performance of various businesses; strategic plans; impacts of regional and global economic conditions; interest rate management activities; corporate and business projects; legal matters; consulting projects; potential offerings, sales and other actions regarding debt or equity securities; and future asset sales, costs, working capital, revenues, business opportunities, values, debt levels, cash flows, cost savings and reductions, margins, earnings and growth. We have no duty to update these statements. Actual future events and circumstances (including future performance, results and trends) could differ materially from those set forth in these statements due to various factors. These factors include: the possibility that global or regional economic conditions or end market conditions for our products may not improve or may worsen; the possibility that anticipated additions to capacity for producing steel in electric arc furnaces may not occur or reductions in graphite electrode manufacturing capacity may not continue or that increases in graphite electrode manufacturing capacity may occur; the possibility that increased production of steel in electric arc furnaces or reductions in graphite electrode manufacturing capacity may not result in stable or increased demand for or prices or sales volumes of graphite electrodes; the possibility that economic or technological developments may adversely affect growth in the use of graphite cathodes in lieu of carbon cathodes in aluminum smelting; the possibility that anticipated additions to aluminum smelting capacity using graphite cathodes may not occur or that increased production of graphite cathodes by competitors may occur; the possibility that increased production of aluminum or stable production of graphite cathodes by competitors may not result in stable or increased demand for or prices or sales volume of graphite cathodes; the possibility that actual graphite electrode prices in 2004 may be different than current spot prices; the possibility of delays in or failure to achieve widespread commercialization of fuel cells which use our products or that manufacturers of such fuel cells may obtain those products from other sources; the possibility of delays in or failure to achieve successful development and commercialization of new or improved products; the possibility of delays in meeting or failure to meet contractually specified or other product development milestones or delays in expanding or failure to expand our manufacturing capacity to meet growth in demand, if any; the possibility that we may be unable to protect our intellectual property or may infringe the intellectual property rights of others; the occurrence of unanticipated events or circumstances relating to antitrust investigations or lawsuits or to lawsuits initiated by us against our former parents; the possibility that expected cost savings will not be fully realized; or that anticipated asset sales may be delayed or may not occur or result in anticipated proceeds; the possibility that the anticipated benefits from corporate realignment or organizational refinements may be delayed or may not occur or that our provision for income taxes and effective income tax rate may fluctuate significantly; the occurrence of unanticipated events or circumstances relating to health, safety or environmental compliance or remediation obligations or liabilities to third parties, labor relations, or raw material or energy supplies or cost; the possibility that changes in market prices of our common stock or senior notes may affect our plans regarding de-leveraging or debt reduction activities; changes in interest or currency exchange rates, in competitive conditions or in inflation; the possibility of failure to satisfy conditions or milestones to, or occurrence of breach of terms of, our strategic alliances; the possibility of changes in the appropriation of government funds or the failure to satisfy eligibility conditions to government grants; the possibility that changes in financial performance may affect our compliance with financial covenants or the amount of funds available for borrowing under our revolving credit facility; the possibility that we may not achieve the earnings estimates that we provide as guidance from time to time; and other risks and uncertainties, including those detailed in our filings with the SEC, as well as future decisions by us. Except as otherwise specifically noted, references to future cost savings are based on assumptions and are subject to limitations detailed in our filings with the SEC. The statements in this news release or any related discussions or calls shall not be deemed to constitute an admission as to any liability in connection with any claim or lawsuit. This news release does not constitute an offer to sell or a solicitation of an offer to buy any securities. References to street or analyst earnings estimates mean those published by First Call, a service of the Thomson Financial Network.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in millions, except per share data)
(unaudited)

	December 31, 2002	September 30, 2003
Assets
Current Assets:
Cash and cash equivalents	$11	$6
Accounts and notes receivable, net	104	123
Inventories:
Raw materials and supplies	39	47
Work in process	102	121
Finished goods	30	30

	171	198
Prepaid expenses and deferred income taxes	21	28
Assets of Discontinued Operations	14	-

Total current assets	321	355
Property, plant and equipment	995	1,079
Less: accumulated depreciation	695	746

Net fixed assets	300	333
Deferred income taxes	171	180
Goodwill	15	19
Other assets	52	37

Total assets	$859	$924

Liabilities and Stockholders' Deficit
Current Liabilities:
Accounts payable	$105	$78
Short-term debt	18	15
Accrued income and other taxes	23	28
Other accrued liabilities	57	80
Liabilities of Discontinued Operations	3	2

Total current liabilities	206	203

Long-term debt:
Carrying Value	699	690
Fair value of hedged debt obligation	8	(9)
Unamortized bond premium	6	4

Total long-term debt	713	685

Other long-term obligations	258	273
Deferred income taxes	33	40
Minority stockholders' equity in consolidated entities	30	29
Commitments & contingencies	-	-
Stockholders' Deficit:
Preferred stock, par value $.01, 10,000,000 shares authorized, none issued	-	-
Common stock, par value $.01, 100,000,000 and 150,000,000 shares authorized, respectively at December 31, 2002 and September 30, 2003
59,120,160 shares issued at December 31, 2002 and
70,472,359 shares issued at September 30, 2003	1	1
Additional paid-in capital	636	699
Accumulated other comprehensive loss	(304)	(299)
Accumulated deficit	(620)	(616)
Less: cost of common stock held in treasury, 2,542,539 shares at December 31, 2002, 2,451,035 shares at September 30, 2003	(88)	(85)
Less: common stock held in employee benefits trusts, 426,400 shares at December 31, 2002 and 506,136 at September 30, 2003	(6)	(6)

Total stockholders' deficit	(381)	(306)

Total liabilities and stockholders' deficit	$859	$924

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in millions, except per share data)
(unaudited)

	Three Months Ended Sepember 30,		Nine Months Ended September 30,
	2002	2003	2002	2003
Net sales	$149	$173	$440	$524
Cost of sales	116	132	342	401

Gross profit	33	41	98	123
Research and development	3	3	9	8
Selling, administrative and other expenses	20	21	62	63
Other (income) expense, net	2	1	(7)	(9)
Restructuring charges	-	-	5	20
Impairment loss on long-lived and other assets	1	-	14	-
Interest expense	15	9	45	36

	41	34	128	118

Net income (loss) from continuing operations before
provision for income taxes and minority stockholders'
share of income	(8)	7	(30)	5
Provision (benefit) for income taxes	(4)	1	(15)	2

Net income (loss) of consolidated entities before
minority stockholders' share of income	(4)	6	(15)	3
Less: Minority stockholders' share of income	1	-	2	1

Net income (loss) from continuing operations	(5)	6	(17)	2

Discontinued operations:

Income from discontinued operations
(less applicable income tax expense)	-	-	1	1
Gain on sale of discontinued operations
(less applicable income tax expense)	-	-	-	1

Net Income (loss)	$(5)	$(6)	$(16)	$4

Basic income (loss) per common share:
Income (loss) from continuing operations	$(0.08)	$0.09	$(0.30)	$0.04
Discontinued operations	-	-	0.02	0.02

Net income (loss) per share	$(0.08)	$0.09	$(0.28)	$0.06

Weighted average common shares outstanding
(in thousands)	55,925	65,576	55,874	59,723
Diluted income (loss) per common share:
Income (loss) from continuing operations	$(0.08)	$0.09	$(0.30)	$0.04
Discontinued operations	-	-	0.02	0.02

Net income (loss) per share	$(0.08)	$0.09	$(0.28)	$0.06

Weighted average common shares outstanding
(in thousands)	55,925	65,803	55,874	59,831

NOTE: The consolidated statements of operations for the periods ended September 30, 2002 have been restated to conform with SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendments of FASB Statement No. 13, and Technical Corrections.” The effect of the adoption of SFAS No. 145 is to reclassify certain write-offs of capitalized bank charges for the nine months ended September 30, 2002 in the amount of $4 million from extraordinary items to other (income) expense, net. The corresponding provision for income taxes has been adjusted by $1 million for the nine months ended September 30, 2002.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in millions
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2002	2003	2002	2003
Cash flow from operating activities:
Net income (loss)	$(2)	$6	$(13)	$4
Income from discontinued operations	-	-	1	1
Gain on sale of discontinued operations	-	-	-	1

Income (loss) from continuing operations	(2)	6	(14)	2
Non-cash charges to net income (loss):
Depreciation and amortization	6	7	21	22
Deferred income taxes	(13)	6	(26)	(4)
Restricted stock vesting	-	-	5	-
Restructuring charge	-	-	5	20
Impairment loss on long-lived and other assets	1	-	14	-
Other non-cash charges (credits), net	(2)	(12)	(27)	(32)
*(Increase) decrease in working capital	(31)	(32)	(55)	(59)
Long-term assets and liabilities	-	(4)	-	(4)

Net cash used in operating activities from continued operations	(41)	(29)	(77)	(55)

Net cash provided by operating activities from discontinued operations	1	-	1	1

Net cash used in operating activities	(40)	(29)	(76)	(54)

Cash flow from investing activities:
Capital expenditures	(12)	(9)	(32)	(29)
Proceeds from sale of investments	-	1	-	1
Proceeds from sale of discontinued operations	-	-	-	15

Net cash used in investing activities	(12)	(8)	(32)	(13)

Cash flow from financing activities:
Short-term debt borrowings (reductions), net	(2)	(9)	8	(5)
Revolving credit facility borrowings (reductions), net	17	45	(78)	46
Long-term debt borrowings	-	-	557	-
Long-term debt reductions	(5)	-	(392)	-
Proceeds (payments) from sale of interest rate swap	10	(1)	10	30
Purchase of interest rate caps	-	-	-	(5)
Sale of common stock	-	-	1	-
Financing costs	(1)	(1)	(21)	(1)
Dividends paid to minority shareholders	-	-	-	(4)

Net cash provided by financing activities	19	34	85	61

Net decrease in cash and cash equivalents	(33)	(3)	(23)	(6)
Effect of exchange rate changes on cash and cash equivalents	-	1	3	1
Cash and cash equivalents at beginning of period	51	8	38	11

Cash and cash equivalents at end of period	$18	$6	$18	$6

Supplemental disclosures of cash flow information:
Net cash paid during the periods for:
Interest expense	$29	$27	$46	$60

Income taxes	$19	$2	$23	$7

*Net change in working capital due to the following components:
(Increase) decrease in current assets:
Notes and accounts receivable	$13	$(5)	$(5)	$(11)
Inventories	1	(2)	11	(11)
Prepaid expenses and other current assets	-	2	(2)	(1)
Decrease in accounts payable and accruals	(41)	(26)	(53)	(28)
Antitrust investigations and related lawsuits and claims, net	(2)	-	(2)	(4)
Restructuring payments	(2)	(1)	(4)	(4)

Increase in working capital	$(31)	$(32)	$(55)	$(59)

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
SEGMENT DATA SUMMARY
(Dollars in millions)
(Unaudited)

	Three Months Ended
	Sept 30, 2002	June 30, 2003	Sept 30, 2003

NET SALES:
Synthetic Graphite	$136	$162	$155
Other	$13	$19	$18

Total	$149	$181	$173

COST OF SALES:
Synthetic Graphite	$105	$123	$118
Other	$11	$15	$14

Total	$116	$138	$132

GROSS PROFIT:
Synthetic Graphite	$31	$39	$37
Other	$2	$4	$4

Total	$33	$43	$41

GROSS PROFIT MARGIN:
Synthetic Graphite	22.9%	23.8%	23.7%
Other	14.9%	24.3%	23.5%
Combined	22.2%	23.9%	23.7%

        NOTE ON SEGMENT DATA: The “Other” segment has been restated for current and prior periods to exclude GTI’s composite tooling business that was sold in June 2003.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
(Dollars in millions, except per share data)
(Unaudited)

Net Income (Loss) and Earnings Per Share Reconciliation

	Three Months Ended September 30, 2002	Three Months Ended September 30, 2003

Net income (loss) [($0.08) and $0.09 per diluted share, respectively]	$(5)	$6
Adjustments:
Restructuring and impairment, net of tax	1	-
Gain on sale of discontinued operations	-	-
Tax settlement adjustment	(1)	-
Income (loss) excluding adjustments [($0.08) and $0.09 per diluted share, respectively]	$(5)	$6
Plus: Other (income) expense, net, net of tax	1	1
Income (loss) excluding restructuring, impairment, gain on sale of discontinued operations, tax settlement adjustment and other (income) expense, net [($0.06) and $0.10 per diluted share, respectively]	$(4)	$7
Less: Cumulative benefit due to reduction in tax rate for 1Q03 and 2Q03 to 35%	-	(2)
Income (loss) excluding restructuring, impairment, gain on sale of discontinued operations, tax settlement adjustment, other (income) expense, net and cumulative benefit related to reduction in tax rate [($0.06) and $0.08 per diluted share, respectively]	$(4)	$5

        NOTE ON RECONCILIATION OF EARNINGS DATA: Income (loss) excluding restructuring, impairment, global realignment charges, gain on sale of discontinued operations, tax settlement adjustment, and other (income) expense, net, is a non-GAAP financial measure that GTI calculates according to the schedule above. GTI believes that the excluded items are not primarily related to core operational activities. GTI believes that income (loss) excluding items that are not primarily related to core operational activities is generally viewed as providing useful information regarding a company’s operating profitability. Management uses income (loss) excluding these items as well as other financial measures in connection with its decision-making activities. Income (loss) excluding these items should not be considered in isolation or as a substitute for net income (loss), income (loss) from continuing operations or other consolidated income data prepared in accordance with GAAP. GTI’s method for calculating income (loss) excluding these items may not be comparable to methods used by other companies.

        NOTE ON RECONCILIATION OF EARNINGS, EBITDA AND NET DEBT GUIDANCE DATA: Earnings and EBITDA guidance is provided on a GAAP basis assuming no change in interest rates or currency exchange rates and excluding other expense (income), net. GTI does not forecast changes in interest or currency rates. Changes in these rates can affect such items as net sales and cost of sales (in each case as translated into dollars), interest expense due to variable interest rates on a portion of GTI’s debt, and other expense (income), net, due to translation of currency gains and losses on intercompany loans or mark-to-market cost adjustments on interest rate swaps and caps. Some of these items are recorded in other expense (income), net. Other items included in other expense (income), net, are non-operational items that are non-recurring or otherwise not reasonably predictable. GTI expects to record restructuring charges of about $6 million, before tax, over the next 12 months; however, it cannot forecast the amount for any specific quarter or year. To the extent that an item, that would be excluded, has been recorded in a prior period and that prior period is included in a forecast period, the recorded item is reflected for the entire forecast period at the same amount at which it was recorded in the prior period. In addition, earnings and EBITDA guidance is subject to the risks and uncertainties described under the Note on Forward-Looking Statements.

        Earnings outlook for 2003 is based upon 68.0 million weighted average shares outstanding for the 2003 full year and 92.3 million weighted average shares outstanding for the 2003 fourth quarter. These shares exclude the impact of stock options that may increase dilutive shares for the periods forecasted above since the impact is dependent on GTI’s share price during those respective periods.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURESGRAFTECH
INTERNATIONAL LTD. AND SUBSIDIARIES
(Dollars in millions)
(Unaudited)

EBITDA Reconciliation

	Q3 2002	Q3 2003
Net income (loss)	$(5)	$6
Add back:
Minority stockholders' share of income	1	-
Provision for (benefit from) income taxes	(4)	1
Depreciation and amortization	6	7
Interest expense	15	9
Restructuring & impairment losses on long lived and other assets	1	-
EBITDA	$14	$23
EBITDA as a Percent of net sales	9.4%	13.3%
MEMO : Cash portion of restructuring and impairment losses	-	-
MEMO : Other (income) expense, net included above	$2	$1
MEMO : Gain on sale of discontinued operations	-	-

        NOTE ON EBITDA RECONCILIATION: Extraordinary items relating to capitalized debt fees for 2002 have been reclassified into other (income) expense, net, in accordance with new generally accepted accounting standards.

        EBITDA is a non-GAAP financial measure that GTI currently calculates according to the schedule above. GTI believes that EBITDA is generally accepted as providing useful information regarding a company’s ability to incur and service debt. GTI also believes that EBITDA provides useful information about the productivity and cash generation potential of its ongoing businesses. Management uses EBITDA as well as other financial measures in connection with its decision-making activities. EBITDA should not be considered in isolation or as a substitute for net income (loss), cash flows from continuing operations or other consolidated income or cash flow data prepared in accordance with GAAP. GTI’s method for calculating EBITDA may not be comparable to methods used by other companies and is not the same as the method for calculating EBITDA under its senior secured bank credit facilities or its senior notes.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
(Dollars in millions)
(Unaudited)

Net Debt Reconciliation

	Sept-03	Dec-03 Estimate
Long term debt	$685	$500 - 525
Short term debt	15	0 - 5

Total debt	700	500 - 530
Less:
Fair value of hedged debt obligation	(9)	0
Unamortized bond premium	4	4
Cash and cash equivalents	6	16 - 27

Net debt	$699	$480 - 499

Pro Forma Calculation
Net debt (from above)	699
Less: Net proceeds from public offering	(190)

Pro Forma net debt	$509

        NOTE ON NET DEBT RECONCILATION: Net debt is a non-GAAP financial measure that GTI calculates according to the schedule above, using GAAP amounts from the consolidated financial statements. GTI excludes the unamortized bond premium from its sale of $150 million aggregate principal amount of additional senior notes in May 2002 at a price of 104.5% of principal amount. The premium received in excess of principal amount is amortized to reduce interest expense over the term of the senior notes. GTI also excludes the fair value of hedged debt obligations (which are interest rate swaps that have been marked-to-market) because they currently represent a liability with an offsetting non-cash adjustment recorded as a component of long-term debt on the consolidated balance sheet. GTI believes that net debt is generally accepted as providing useful information regarding a company’s indebtedness. Management believes net debt provides meaningful information to investors to assist them to analyze leverage. Management uses net debt as well as other financial measures in connection with its decision-making activities. Net debt should not be considered in isolation or as a substitute for total debt or total debt and other long term obligations calculated in accordance with GAAP. GTI’s method for calculating net debt may not be comparable to methods used by other companies and is not the same as the method for calculating net debt under its senior secured bank credit facilities. GTI does not forecast the fair value of hedged debt obligation. Net debt guidance is subject to the considerations under Note on Reconciliation of Earnings, EBITDA and net debt guidance data.